Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-282014

Prospectus Supplement No. 5

(To Prospectus dated October 2, 2024)

BOLT PROJECTS HOLDINGS, INC.

This prospectus supplement updates, amends and supplements the prospectus dated October 2, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282014). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 14, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 14, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2025

Bolt Projects Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40223	86-1256660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2261 Market Street, Suite 5447 San Francisco, CA	94114
(Address of principal executive offices)	(Zip Code)

(415) 325-5912

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	BSLK	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50	BSLKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Settlement Agreement

On February 14, 2025, Bolt Projects Holdings, Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Golden Arrow Sponsor, LLC and its subsidiaries and affiliates (collectively, “Golden Arrow”). The Company currently owes approximately $2.9 million in excise tax liability (the “Excise Tax Liability”) pursuant to Section 4501 of the Internal Revenue Code for redemptions of shares of Golden Arrow Merger Corp.’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) in 2023 by the stockholders of Golden Arrow Merger Corp. prior to the consummations of the transactions contemplated by the business combination agreement by and among, Golden Arrow Merger Corp., Bolt Threads, Inc. and Beam Merger Sub, Inc. on August 12, 2024 (the “Business Combination”). The Company has proposed to the Internal Revenue Service (“IRS”) a payment plan whereby the Company would be permitted to pay the Excise Tax Liability over a series of payments over time (the “Payment Plan”).

Pursuant to the Settlement Agreement, Golden Arrow shall (i) use its commercially reasonable efforts to provide or organize financing for the Company in an amount of $10 million to close by August 13, 2025 (the “Financing”) and (ii) (a) in the event that the IRS grants the Payment Plan, Golden Arrow shall pay to the Company 75% of the total amount of each payment due to the IRS thereunder no less than 7 calendar days prior to the due date for each payment (the “Golden Arrow Payment Contribution”) or (b) in the event the IRS denies the Company’s request for a Payment Plan, Golden Arrow shall either (A) close the Financing by August 13, 2025 or (B) pay to the Company 75% of the total amount of the then-outstanding Excise Tax Liability as well as all accrued interest on the entire Excise Tax Liability on August 13, 2025. The Golden Arrow Payment Contribution will continue until the earlier of (i) an aggregate amount of at least $6 million of Financing is successfully closed or (ii) the Excise Tax Liability is fully paid. Notwithstanding the foregoing, Golden Arrow’s payments shall be capped at, and shall not exceed, the total amount Golden Arrow received from selling 50% of the shares of the Company’s common stock, par value $0.0001 per share (the “common stock”) held by Golden Arrow on February 14, 2025.

The foregoing description of the Settlement Agreement does not purport to be a complete description of the Settlement Agreement and is qualified in its entirety by reference to the complete text of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Exchange Agreement

As partial consideration for entering into the Settlement Agreement, the Company and Golden Arrow have agreed to exchange 5,000,000 private placement warrants (the “Old Warrants”) to purchase an equal number of shares of the Company’s common stock that are governed by the terms of the Company’s warrant agreement, dated March 16, 2021 (the “Existing Warrant Agreement”) for a warrant to purchase 5,000,000 shares of common stock (the “Warrant”) at an exercise price of $0.50 per share, the average closing price of the Company’s common stock on the five trading days immediately preceding the Company’s entry into the Purchase Agreement. The Warrant will be exercisable immediately upon issuance and will terminate on the fifth anniversary of the issuance date.

If, for any consecutive ten trading day period while the Warrant is outstanding, the closing price of the Company’s common stock is equal to or greater than $0.85 (the “Forced Exercise Triggering Event”), then the Company shall have the right, in its sole discretion and upon written notice given at any time within 20 days of the initial occurrence of the Forced Exercise Triggering Event (the “Forced Exercise Notice”) delivered to the holder of the Warrant, to force the Holder to cash exercise the Warrant with respect to the number of shares of common stock that represents up to the lesser of (i) 2,500,000 shares of common stock or (ii) the unexercised portion of the Warrant.

The Company will issue the foregoing securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends will be affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent).

The Exchange Agreement contains customary representations, warranties and covenants of the Company and Golden Arrow. The representations, warranties and covenants contained in the Exchange Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The foregoing description of the Exchange Agreement and Warrant does not purport to be complete descriptions of the Exchange Agreement or Warrant and is qualified in its entirety by reference to the complete texts of the Exchange Agreement and form of Warrant, copies of which are filed as Exhibit 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As described under Item 5.02 of this Current Report on Form 8-K, on February 13, 2025, Steven Klosk resigned as a member of the audit committee of the Board effective as of that date, resulting in there being two members of the audit committee (the “Vacancy”). Nasdaq Stock Market LLC Listing Rule 5605(c)(2)(A) requires that the Company have an audit committee composed of at least three members that satisfy certain criteria for service on the committee. On February 14, 2025, the Company notified Nasdaq of its non-compliance with Nasdaq Rule 5605(c)(2)(A) as a result of the Vacancy and its intent to rely on the cure period provided to the Company by Nasdaq Rule 5605(c)(4)(B). The Company intends to appoint to the audit committee a third director who satisfies the criteria for service on the audit committee no later than 180 days after the effectiveness of Mr. Klosk’s resignation.

Item 3.02 Unregistered Sales of Equity Securities.

The information above under Item 1.01 under the caption “Exchange Agreement” is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 13, 2025, Steven Klosk notified the Company of his resignation as a member of the Board and the audit committee of the Board, effective as of that date. Mr. Klosk’s resignation was not the result of any disagreement with the Company, the Board, management, or any matter relating to the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Settlement Agreement, dated February 14, 2025, between the Registrant and Golden Arrow Sponsor LLC
10.2	Exchange Agreement, dated February 14, 2025, by and between the Registrant and Golden Arrow Sponsor LLC (including form of Warrant)
104	Cover Page Interactive Data File (formatted as inline XBRL).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOLT PROJECTS HOLDINGS, INC.

Date: February 14, 2025	By:	/s/ Daniel Widmaier
	Name:	Daniel Widmaier
	Title:	Chief Executive Officer

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Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is made and entered into as of February 14, 2025 (the “Execution Date”) by and between (a) Bolt Projects Holdings, Inc., Bolt Threads Inc., and the Company Subsidiaries (as that term is employed in the October 4, 2023 Business Combination Agreement (“BCA”)) (collectively, “Bolt”), on the one hand, and (b) Golden Arrow Sponsor, LLC and its subsidiaries and affiliates (collectively, “Sponsor”), on the other hand (each of the foregoing a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Bolt currently owes $2,875,000 in excise tax liability (the “Excise Tax Liability”) pursuant to Section 4501 of the Internal Revenue Code for redemptions of shares of Class A common stock in 2023 by the stockholders of Golden Arrow Merger Corp. prior to the consummations of the transactions contemplated by the BCA;

WHEREAS, the full amount of the Excise Tax Liability became due to the Internal Revenue Service on October 31, 2024;

WHEREAS, Bolt contends that Sponsor is contractually obligated to pay the full amount of the Excise Tax Liability currently held by Bolt pursuant to a prior agreement among the Parties;

WHEREAS, Sponsor disputes that it is obligated to pay the Excise Tax Liability, whether under the BCA or otherwise;

WHEREAS, Bolt has proposed to the Internal Revenue Service (“IRS”) a payment plan whereby Bolt would be permitted to pay the Excise Tax Liability in a series of payments over time (the “Payment Plan”);

WHEREAS, shares of common stock of Bolt held by Sponsor as of the date of this Settlement Agreement (the “Sponsor Shares”) were subject to the lockup restrictions set forth in Article V the Amended and Restated Registration Rights Agreement dated August 13, 2024, provided that Section 5.2 of such agreement expressly permits the sale of up to $2,875,000 shares of common stock of Bolt by Sponsor or affiliated holders to cover the Excise Tax Liability;

WHEREAS, upon request, Sponsor has received 50% of its Sponsor Shares with the lockup restrictions removed;

WHEREAS, Sponsor holds 5,000,000 warrants to purchase common stock of Bolt (the “Sponsor Warrants”), each with an exercise price of $11.50 per share and expiring on August 13, 2029;

WHEREAS, concurrently herewith, the Parties are executing an Exchange Agreement relating to the Sponsor Warrants (the “Exchange Agreement”); and

WHEREAS, the Parties wish to resolve the dispute regarding responsibility for the Excise Tax Liability amicably by this Settlement Agreement;

NOW, THEREFORE, in consideration of the recitals set forth above and promises made herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Financing. Sponsor shall use its commercially reasonable efforts to provide or organize financing for Bolt in the amount of $10 million (the “Financing”) to close within the six months following the Execution Date. The financing will be subject to Bolt’s consent to its terms, which consent shall not be unreasonably withheld, conditioned, or delayed.

2. Payment of the Excise Tax Liability. Sponsor shall contribute to the payment of the Excise Tax Liability as follows:

a.	Interim IRS Payments. Pending the IRS’ decision on Bolt’s proposed Payment Plan, Sponsor shall pay to Bolt 75% of the total amount of each payment due to the IRS under that proposal no less than seven (7) calendar days prior to the due date for each payment.

b.	Assuming IRS Payment Plan. In the event that the IRS grants Bolt’s request for a Payment Plan, Sponsor shall pay to Bolt 75% of the total amount of each payment due to the IRS thereunder no less than seven (7) calendar days prior to the due date for each payment.

Sponsor shall continue to contribute to the payments to the IRS as provided in this Section 2(b) until the earlier of (1) an aggregate amount of $6 million of Financing is successfully closed as contemplated in Paragraph 1 of this Settlement Agreement (the “Financing Threshold Amount”) or (2) the Excise Tax Liability is fully paid. For the avoidance of doubt, should Sponsor obtain an aggregate amount of $6 million in Financing and thus attain the aforementioned Financial Threshold Amount, it shall have no further responsibility as to the Excise Tax Liability, including contributing to any payment under the Payment Plan.

c.	No IRS Payment Plan. In the event that the IRS denies Bolt’s request for a Payment Plan, Sponsor shall either (a) close the Financing contemplated in Paragraph 1 of this Settlement Agreement (which shall be for an amount equal to or more than the Financing Threshold Amount) within six months of the Execution Date or (b) pay to Bolt 75% of the total amount of the then-outstanding Excise Tax Liability as well as all accrued interest on the entire Excise Tax Liability on the six-month anniversary of the Execution Date.

d.	Payment Cap. Notwithstanding the foregoing, Sponsor’s payments under Section 2 of this Settlement Agreement shall be capped at, and shall not exceed, the total amount that Sponsor receives from selling 50% of the Sponsor Shares. For the avoidance of doubt, if selling 50% of the Sponsor Shares results in proceeds that are less than what is contemplated in Paragraph 2(a)-(c) of this Settlement Agreement, the Company shall remain responsible for the remainder of the Excise Tax Liability in its entirety.

e.	Payment Instructions. Sponsor shall make all payments to Bolt set forth in this Section 2 using wire instructions to be provided by Bolt.

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3. Releases and Covenants Not to Sue. In consideration of each other Party’s execution of this Settlement Agreement and the completion of any and all payments required under Section 2:

(a) Bolt and each of its respective current and former agents, associates, servants, officers, directors, shareholders, investors, members, managers, partners, employees, subsidiaries, divisions, branches, units, affiliates, parents, funds, investment vehicles, attorneys, successors, predecessors, heirs, personal representatives, assigns, trustees, and financial or investment advisors (each of the foregoing, a “Bolt Releasor”) hereby generally releases, discharges and acquits Sponsor and each of its respective current and former agents, associates, servants, officers, directors, shareholders, investors, members, managers, partners, employees, subsidiaries, divisions, branches, units, affiliates, parents, funds, investment vehicles, attorneys, successors, predecessors, heirs, personal representatives, assigns, trustees, and financial or investment advisors (each of the foregoing, a “Sponsor Releasee”) from all manners of action, causes of action, judgments, executions, debts, demands, rights, damages, costs, expenses, and claims of every kind, nature, and character whatsoever, whether in law or in equity, whether based on contract (including, without limitation, quasi-contract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of alleged fiduciary duty, recklessness, gross negligence, or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent, that such Bolt Releasor ever had, or now has, against any Sponsor Releasee arising under or related to the Excise Tax Liability; and

(b) Sponsor and each of its current and former agents, associates, servants, officers, directors, shareholders, investors, members, managers, partners, employees, subsidiaries, divisions, branches, units, affiliates, parents, funds, investment vehicles, attorneys, successors, predecessors, heirs, personal representatives, assigns, trustees, and financial or investment advisors (each of the foregoing, a “Sponsor Releasor”) hereby generally releases, discharges and acquits Bolt and its respective current and former agents, associates, servants, officers, directors, shareholders, investors, members, managers, partners, employees, subsidiaries, divisions, branches, units, affiliates, parents, funds, investment vehicles, attorneys, successors, predecessors, heirs, personal representatives, assigns, trustees, and financial or investment advisors (each of the foregoing, a “Bolt Releasee”) from all manners of action, causes of action, judgments, executions, debts, demands, rights, damages, costs, expenses, and claims of every kind, nature, and character whatsoever, whether in law or in equity, whether based on contract (including, without limitation, quasi-contract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of alleged fiduciary duty, recklessness, gross negligence, or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent, that such Sponsor Releasor ever had, or now has, against any Bolt Releasee arising under or related to the Excise Tax Liability.

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Further, each Party covenants not to commence or prosecute, or to cause or instigate or assist others to commence or prosecute, or to sell or purport to sell, transfer, assign, or otherwise dispose of, in any jurisdiction, any claim released herein.

For the avoidance of doubt, nothing herein shall prevent any Party from seeking to enforce the terms of this Settlement Agreement, nor shall this Settlement Agreement prevent any Party from responding to any lawful inquiries from any regulatory authority or law enforcement agency.

4. Special Provision for Unknown Claims. All rights under Section 1542 of the California Civil Code, or any analogous state or federal law, are hereby expressly waived, to the extent applicable, with respect to any of the claims, injuries, or damages described in the releases in Section 3 above. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5. No Admissions. This Settlement Agreement shall not be construed as an admission by any Party of any fact, liability, or any acts of wrongdoing, or the violation of any international, federal, state, or local law, ordinance or regulation; nor shall it be considered as evidence of any such alleged liability, wrongdoing, or violation of any international, federal, state or local law, ordinance or regulation.

6. No Prior Assignment. The Parties hereby each represent and warrant that they have not voluntarily or involuntarily assigned, pledged, liened or otherwise sold or transferred in any manner whatsoever to any other person or entity, either by instrument, in writing or otherwise, any claim, charge, complaint, lien, demand, judgment, indebtedness, loss, grievance, cause of action, obligation, liability, or the like, or any portion thereof, to be released under Section 3 above.

7. Representations and Warranties. Each Party represents and warrants to each other Party that (i) the execution, delivery, and performance by such Party of this Settlement Agreement are within the powers of such Party and have been duly authorized by all necessary action on the part of such Party, (ii) this Settlement Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof, (iii) it is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Settlement Agreement, (iv) it has had the opportunity to be represented and advised by legal counsel in connection with this Settlement Agreement, which it enters voluntarily and of its own choice and not under coercion or duress, (v) it has made its own investigation of the facts and is relying upon its own knowledge and the advice of its counsel, and (vi) it knowingly waives any and all claims that this Settlement Agreement was induced by any misrepresentation or non-disclosure and knowingly waives any and all rights to rescind or avoid this Settlement Agreement based upon presently existing facts, known or unknown. The Parties agree and stipulate that each Party is relying upon the representations and warranties in this Section in entering into the Settlement Agreement. Furthermore, the Parties agree that these representations and warranties are a material inducement for entering into this Settlement Agreement. These representations and warranties shall survive the execution of this Settlement Agreement indefinitely without regard to statutes of limitation.

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8. Execution in Counterparts. This Settlement Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or e-mail transmission shall be as effective as delivery of a manually executed counterpart.

9. Effectiveness. This Settlement Agreement shall become effective upon (a) execution hereof by each of the Parties and (b) Bolt’s public disclosure, by means of the filing with the Securities and Exchange Commission of a Current Report on Form 8-K, of all of the material terms of this Settlement Agreement and the Exchange Agreement; provided that if such Current Report is not filed prior to 9:30 a.m. Eastern Time on the date hereof this Settlement Agreement shall be of no force or effect.

10. Governing Law / Venue. This Settlement Agreement will be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of the law of another jurisdiction. The Court of Chancery of the State of Delaware, or if that court refuses jurisdiction, any state or federal court in the State of Delaware, shall be the exclusive forum for any action or proceeding with respect to this Settlement Agreement and each Party agrees to submit to such jurisdiction and to waive any defense based on the location or jurisdiction of such court. Each Party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Each Party consents to service of process in any suit brought pursuant to the foregoing section in the Court of Chancery of the State of Delaware if made by certified mail and electronic mail to the following addresses:

For Bolt:

Steve Feldman

steve.feldman@lw.com

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10022

For Sponsor:

Alan Annex

Alan.Annex@gtlaw.com

Greenberg Traurig, LLP

1 Vanderbilt Avenue

New York, NY 10017

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11. Successors and Assigns. The provisions of this Settlement Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

12. Amendment. This Settlement Agreement may only be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by an instrument in writing signed by each of the Parties.

13. Entire Agreement. This Settlement Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

14. Construction. This Settlement Agreement has been negotiated by the Parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Settlement Agreement or any of its provisions against the Party responsible for drafting this Settlement Agreement will not apply in any construction or interpretation of this Settlement Agreement.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Settlement Agreement on the date first written above.

BOLT PROJECTS HOLDINGS, INC.:

By:	/s/ Dan Widmaier
Name:	Dan Widmaier	Date: February 14, 2025

GOLDEN ARROW SPONSOR, LLC:

By:	/s/ Andrew Rechtschaffen
Name:	Andrew Rechtschaffen	Date: February 14, 2025

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Exhibit 10.2

February 14, 2025

Exchange Agreement

Bolt Projects Holdings, Inc.

Golden Arrow Sponsor, LLC (the “Investor”), hereby agrees to exchange, with Bolt Projects Holdings, Inc., a Delaware corporation (the “Company”), 5,000,000 private placement warrants (the “Old Warrants”) to purchase an equal number of shares of the Company’s common stock, par value $0.0001 per share, (the “Common Stock”) that are governed by the terms of the Company’s Warrant Agreement, dated March 16, 2021 (“Existing Warrant Agreement”), for a warrant to purchase 5,000,000 shares of Common Stock (the “New Warrant”) pursuant to the terms of the warrant attached hereto as Exhibit A and this exchange agreement (this “Agreement”). The Investor understands that the exchange (the “Exchange”) is being made without registration of the offer or sale of the Shares (as defined below) under the Securities Act of 1933, as amended (the “Securities Act”), or any securities laws of any state of the United States or of any other jurisdiction pursuant to a private placement exemption from registration under Section 4(a)(2) of the Securities Act.

The Exchange shall occur in accordance with the procedures set forth in Exhibit B hereto (the “Exchange Procedures”); provided that each of the Company and the Investor acknowledges that the delivery of the New Warrant to the Investor may be delayed due to procedures and mechanics within the system of Continental Stock Transfer & Trust Company, the warrant agent for the Existing Warrant Agreement and Old Warrants (the “Warrant Agent”) or other events beyond the Company’s control and that such a delay will not be a default under this Agreement so long as the Company is using its reasonable best efforts to effect such delivery; provided, further, that no delivery of New Warrant will be made until the Old Warrants have been properly surrendered for exchange in accordance with the Exchange Procedures.

The closing of the Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m., New York City time, on the third trading day following the date hereof (the “Closing Date”), or at such other time and place as the Company and the Investor may mutually agree. On the Closing Date, subject to satisfaction of the conditions precedent specified herein and the surrender from the Investor of the Old Warrants, the Company shall deliver the New Warrant to the Investor. Subject to the terms and conditions of this Agreement, the Investor hereby, (a) waives any and all other rights with respect to such Old Warrants and (b) releases and discharges the Company from any and all claims the undersigned may now have, or may have in the future, arising out of, or related to, such Old Warrants.

1. Representations and Warranties and Covenants of the Company. As of the date hereof and the Closing Date, the Company represents and warrants to, and covenants with, the Investor, and all such covenants, representations and warranties shall survive the Closing, that:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument to be executed in connection herewith and to perform the obligations to be performed by the Company hereunder and thereunder. The execution, delivery and performance of this Agreement by the Company, including the delivery of the New Warrant, have been duly authorized by all necessary corporate action. This has been duly and validly executed and delivered by a duly authorized officer of the Company, and each other instrument or document to be executed in connection herewith has been or prior to the Closing will be duly and validly executed and delivered by a duly authorized officer of the Company.

(b) This Agreement and each other instrument or document to be executed in connection herewith shall, upon the execution and delivery thereof by the Company constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with the respective terms thereof, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity. This Agreement and consummation of the Exchange (including the issuance of the New Warrant) will not violate, conflict with or result in a breach of or default under (i) assuming the truth and accuracy of the representations and warranties and compliance with the covenants of the Investor herein, the charter, bylaws or other organizational documents of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets or subsidiaries are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company and its subsidiaries, except in the case of clauses (ii) or (iii), where such violations, conflicts, breaches or defaults are not material and would not, individually or in the aggregate, materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(c) At the Closing, the Common Stock underlying the New Warrant will be approved for listing on the Nasdaq Global Market (the “Nasdaq”), and the Company has taken no action designed to, or likely to have the effect of, delisting the Common Stock from Nasdaq nor has the Company received any notification that the Nasdaq is contemplating terminating such listing, except as publicly disclosed by the Company in the Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 7, 2024 and February 14, 2025, respectively.

(d) The Common Stock issuable upon exercise of the New Warrant has been duly authorized and when issued in accordance with the New Warrant will be validly issued, fully paid and nonassessable, and free and clear of all liens and not subject to any preemptive or similar right.

(e) There is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Company, threatened, against the Company that would reasonably be expected to impede the consummation of the Exchange.

(f) Assuming the accuracy of the representations and warranties of the Investor executing this Agreement, the issuance of the New Warrant pursuant to this Agreement is exempt from the registration requirements of the Securities Act.

(g) The Company agrees that it shall, upon request, execute and deliver any additional documents deemed by the Investor to be reasonably necessary to complete the Exchange.

2. Representations and Warranties and Covenants of the Investor. As of the date hereof and the Closing Date (except as otherwise set forth below), the Investor hereby represents and warrants to, and covenants with, the Company that:

(a) The Investor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) The Investor has all requisite corporate (or other applicable entity) power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms hereof and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Investor and constitutes the valid and binding obligation of the Investor, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) As of the date hereof and as of the Closing, the Investor is the current sole legal and beneficial owner of the Old Warrants. When the Old Warrants are exchanged, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, mortgages, pledges, security interests, restrictions, charges, encumbrances or adverse claims, rights or proxies of any kind (“Liens”) (i) arising by operation of applicable law, (ii) arising by operation of any organizational documents of the Investor or the Old Warrants, or (iii) that is not terminated on or prior to the Closing. The Investor does not have, nor prior to the Closing, will have, in whole or in part, other than pledges or security interests that the Investor may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker, (x) assigned, transferred, hypothecated, pledged, exchanged, exercised pursuant to the Existing Warrant Agreement or otherwise disposed of any of its Old Warrants (other than to the Company pursuant hereto), or (y) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Old Warrants.

(d) The execution, delivery and performance of this Agreement by the Investor with all provisions hereof and the consummation of the transactions contemplated hereby, will not (i) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency (except as may be required under the securities or Blue Sky laws of the various states), (ii) constitute a breach or violation of any of the terms or provisions of, or result in a default under, (x) the organizational documents of any of the Investor or (y) any material indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Investor is a party or by which the Investor is bound, or (iii) violate or conflict with any applicable law or any rule, regulation, judgment, decision, order or decree of any court or any governmental body or agency having jurisdiction over the Investor.

(e) The Investor will comply with all applicable laws and regulations in effect necessary for the Investor to consummate the transactions contemplated hereby and obtain any consent, approval or permission required for the transactions contemplated hereby and the laws and regulations of any jurisdiction to which the Investor is subject, and the Company shall have no responsibility therefor.

(f) The Investor acknowledges that no person has been authorized to give any information or to make any representation or warranty concerning the Company or the Exchange other than the information set forth herein in connection with the Investor’s examination of the Company and the terms of the Exchange, and the Company does not take any responsibility for, and the Company cannot provide any assurance as to the reliability of, any other information that others may provide to the Investor.

(g) The Investor has such knowledge, skill and experience in business, financial and investment matters so that it is capable of evaluating the merits and risks with respect to the Exchange and an investment in the New Warrant (including the shares of Common Stock issuable upon exercise of the New Warrant). With the assistance of the Investor’s own professional advisors, to the extent that the Investor has deemed appropriate, the Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the New Warrants and the consequences of the Exchange and this Agreement and the Investor has made its own independent decision that the investment in the New Warrant is suitable and appropriate for the Investor. The Investor has considered the suitability of the New Warrant as an investment in light of the Investor’s circumstances and financial condition and is able to bear the risks associated with an investment in the New Warrant.

(h) The Investor confirms that it is not relying on any communication (written or oral) of the Company or any of its affiliates or representatives as investment advice or as a recommendation to acquire the New Warrant in the Exchange. It is understood that information provided by the Company and any of its affiliates and representatives shall not be considered investment advice or a recommendation to participate in the Exchange, and that none of the Company or any of its affiliates or representatives is acting or has acted as an advisor to the Investor in deciding to participate in the Exchange.

(i) The Investor confirms that the Company has not (i) given any guarantee, representation or warranty as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the New Warrant or (ii) made any representation or warranty to the Investor regarding the legality of an investment in the New Warrant under applicable legal investment or similar laws or regulations. In deciding to participate in the Exchange, the Investor is not relying on the advice or recommendations of the Company and the Investor has made its own independent decision that the investment in the New Warrants is suitable and appropriate for the Investor.

(j) The Investor is familiar with the business and financial condition and operations of the Company and the Investor has had the opportunity to conduct its own investigation of the Company and the New Warrants. The Investor has had access to the SEC filings of the Company and such other information concerning the Company and the New Warrants as it deems necessary to enable it to make an informed investment decision concerning the Exchange. The Investor has been offered the opportunity to ask such questions of the Company and its representatives and received answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the Exchange.

(k) The Investor is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and it and any account (including for purposes of this Section 2(k), the Accounts) for which it is acting (for which it has sole investment discretion) is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. The Investor agrees to furnish any additional information reasonably requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the Exchange.

(l) The Investor is acquiring the New Warrant solely for its own beneficial account for which it has sole investment discretion, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the New Warrant. The Investor understands that the offer and sale of the New Warrant and the Common Stock underlying the New Warrant have not been registered under the Securities Act or any state securities laws and are being issued without registration under the Securities Act by reason of specific exemption(s) under the provisions thereof which depend in part upon the investment intent of the Investor and the accuracy of the other representations and warranties made by the Investor in this Agreement. The Investor understands that the Company is relying upon the representations, warranties and agreements contained in this Agreement (and any supplemental information provided to the Company by the Investor) for the purpose of determining whether this transaction meets the requirements for such exemption(s).

(m) The Investor acknowledges that the terms of the Exchange have been mutually negotiated between the Investor and the Company. The Investor was given a meaningful opportunity to negotiate the terms of the Exchange.

(n) The Investor acknowledges that it had not become aware of the Exchange through any form of general solicitation or advertising within the meaning of Rule 502 under the Securities Act or otherwise through a “public offering” under Section 4(a)(2) of the Securities Act.

(o) The Investor will, upon request, execute and deliver, for itself and on behalf of any Investor, any additional documents deemed by the Company and the Warrant Agent or the Transfer Agent to be reasonably necessary to complete the transactions contemplated by this Agreement.

(p) No later than one (1) business day after the date hereof, the Investor agrees to deliver to the Company settlement instructions substantially in the form of Exhibit B attached to the Exchange Agreement.

(q) The Investor understands that the Company and others will rely upon the truth and accuracy of the foregoing representations, warranties and covenants and agrees that if any of the representations and warranties deemed to have been made by it by its participation in the transactions contemplated by this Agreement and acquisition of the New Warrant are no longer accurate, the Investor shall promptly notify the Company. The Investor understands that, unless the Investor notifies the Company in writing to the contrary before the Closing, the Investor’s representations and warranties contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing.

(r) The Investor acknowledges and understands that at the time of the Closing, the Company may be in possession of material non-public information not known to the Investor that may impact the value of the Old Warrants and the New Warrant (“Information”) that the Company has not disclosed to the Investor. The Investor acknowledges that it has not relied upon the non-disclosure of any such Information for purposes of making its decision to participate in the Exchange. The Investor understands, based on its experience, the disadvantage to which the Investor is subject due to the disparity of information between the Company, on the one hand, and the Investor, on the other hand. Notwithstanding this, the Investor has deemed it appropriate to participate in the Exchange. The Investor agrees that the Company and its directors, officers, employees, agents, stockholders and affiliates shall have no liability to the Investor or any Investor or their respective beneficiaries whatsoever due to or in connection with the Company’s use or non-disclosure of the Information or otherwise as a result of the Exchange, and the Investor hereby irrevocably waives any claim that it or any Investor might have based on the failure of the Company to disclose the Information.

(s) The Investor understands that no federal, state, local or foreign agency has passed upon the merits or risks of an investment in the New Warrant (or shares of Common Stock issuable upon exercise of the New Warrant) or made any finding or determination concerning the fairness or advisability of this investment.

(t) The operations of the Investor have been conducted in material compliance with the applicable rules and regulations administered or conducted by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the applicable rules and regulations of the Foreign Corrupt Practices Act (“FCPA”) and the applicable Anti-Money Laundering (“AML”) rules in the Bank Secrecy Act. The Investor has performed due diligence necessary to reasonably determine that the Investor is not named on the lists of denied parties or blocked persons administered by OFAC, resident in or organized under the laws of a country that is the subject of comprehensive economic sanctions and embargoes administered or conducted by OFAC (”Sanctions”), are not otherwise the subject of Sanctions and have not been found to be in violation or under suspicion of violating OFAC, FCPA or AML rules and regulations.

3. Conditions to Obligations of the Investor and the Company. The obligations of the Investor and of the Company under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions precedent: (a) the representations and warranties of the Company contained in Section 1 hereof and of the Investor contained in Section 2 hereof shall be true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing and (b) no provision of any applicable law or any judgment, ruling, order, writ, injunction, award or decree of any governmental authority shall be in effect prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

4. Registration Rights. The Company and the Investor, which are party to that certain Amended and Restated Registration Rights and Lock-up Agreement dated as of August 13, 2024 (the “Registration Rights Agreement”), acknowledge and agree that the Common Stock issuable upon exercise of the New Warrant acquired by the Investor pursuant to the terms of this Agreement shall constitute “Registrable Securities” for purposes of the Registration Rights Agreement, provided that, notwithstanding anything to the contrary in the Registration Rights Agreement, the Company shall use its commercially reasonable efforts to prepare and file with the SEC a registration statement under the Securities Act for the full amount of the Common Stock issuable upon exercise of the New Warrant on or prior to the date that is fifteen (15) days following the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2024, with the SEC (the “Shelf”) and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day following the filing date thereof, which shall be extended to the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Company and the Investor further acknowledge and agree that the Common Stock issuable upon exercise of the New Warrant shall not be subject to Article V of the Registration Rights Agreement.

5. Waiver, Amendment. Neither this Agreement nor any provisions hereof or thereof shall be modified, changed or discharged, except by an instrument in writing, signed by the Company and the Investor.

6. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Investor without the prior written consent of the other.

7. Waiver of Jury Trial. EACH OF THE COMPANY AND THE INVESTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be a non-exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection that such courts represent an inconvenient forum.

9. Service of Process. Each of the Company and the Investor irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement will affect the right of the Company or the Investor to serve process in any other manner permitted by law.

10. Notices. All notices and other communications to the Company provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally, sent by prepaid overnight courier (providing written proof of delivery) or sent by confirmed facsimile transmission or electronic mail and will be deemed given on the date so delivered (or, if such day is not a business day, on the first subsequent business day) to the following addresses, or in the case of the Investor, the address provided on Exhibit B attached to the Exchange Agreement (or such other address as the Company or the Investor shall have specified by notice in writing to the other):

If to the Company:

Bolt Projects Holdings, Inc.
2261 Market Street, Suite 5447
San Francisco, CA 94114
Attention: Paul Slattery, General Counsel

Email: pslattery@boltthreads.com

With a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626
Attention: Drew Capurro

Email: Drew.Capurro@lw.com

11. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Company and the Investor and their respective heirs, legal representatives, successors and assigns. This Agreement constitutes the entire agreement between the Company and the Investor with respect to the subject matters hereof. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts (including by facsimile or other electronic means, including telecopy, email or otherwise), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

12. Notification of Changes. After the date of this Agreement, each of the Company and the Investor hereby covenants and agrees to notify the other upon the occurrence of any event prior to the Closing of the Exchange pursuant to this Agreement that would cause any representation, warranty or covenant of the Company or the Investor, as the case may be, contained in this Agreement to be false or incorrect.

13. Severability. If any term or provision of this Agreement (in whole or in part) is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14. Survival. The representations and warranties of the Company and the Investor contained in this Agreement or made by or on behalf of the Investors pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby.

15. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned by mutual agreement of the Company and the Investor in writing; provided that neither the Company nor the Investor shall be released from liability hereunder if the Agreement is terminated and the transactions abandoned by reason of the failure of the Company or the Investor, as the case may be to have performed its obligations hereunder. Except as provided above, if this Agreement is terminated and the transactions contemplated hereby are not concluded as described above, the Agreement will become void and of no further force and effect. In addition, this Agreement shall automatically terminate and be of no further force or effect if the Company shall not have filed with the SEC, prior to 9:30 a.m. Eastern Time on the date hereof, a Current Report on Form 8-K disclosing all of the material terms of this Agreement and the Settlement Agreement of even date herewith to which the Company and the Investor are parties.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Bolt Projects Holdings, Inc.

By	/s/ Dan Widmaier
	Name:	Dan Widmaier
	Title:	CEO

Please confirm that the foregoing correctly sets forth the agreement between the Company and the Investor by signing in the space provided below for that purpose.

AGREED AND ACCEPTED:

Investor:
Golden Arrow Sponsor, LLC

By:	/s/ Andrew Rechtschaffen
	Name:	Andrew Rechtschaffen
	Title:	Authorized Signatory

Exhibit A

New Warrant

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

WARRANT TO PURCHASE COMMON STOCK

BOLT PROJECTS HOLDINGS, iNC.

Issue Date: [●], 2025

THIS WARRANT TO PURCHASE COMMON STOCK (this “Warrant”) certifies that, for value received, Golden Arrow Sponsor, LLC or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date and on or prior to the Expiration Date (as defined herein) but not thereafter, to subscribe for and purchase from Bolt Projects Holdings, Inc., a Delaware corporation (the “Company”), up to 5,000,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock, par value $0.0001 per share (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 1.1 of this Warrant.

1. Terms and Exercise of Warrant.

1.1 Exercise Price. This Warrant shall entitle the Holder thereof, subject to the provisions of this Warrant, to purchase from the Company all or any part of the number of Warrant Shares, at the price of $0.50 per share, subject to the adjustments provided in Section 2 hereof. The term “Exercise Price” as used in this Warrant shall mean the price per share at which shares of Common Stock may be purchased at the time all or part of this Warrant is exercised.

1.2 Duration of Warrant. This Warrant may be exercised at any time and from time to time only during the period (the “Exercise Period”) (A) commencing on the date hereof and (B) terminating at 5:00 p.m., New York City time, on the fifth anniversary of the Issue Date (the “Expiration Date”). The Company in its sole discretion may extend the duration of the Warrant by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to the Holder of this Warrant.

1.3 Exercise of Warrant.

1.3.1 Payment. Subject to the provisions of this Warrant, this Warrant may be exercised by the Holder thereof by delivering to the Company on or before the Expiration Date a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), and the payment in full of the Exercise Price for each share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant in lawful money of the United States, in good certified check or wire payable to the Warrant Agent.

1.3.2 Issuance of Shares of Common Stock upon Exercise. As soon as practicable after any exercise of this Warrant and the clearance of the funds in payment of the Exercise Price, the Company shall issue to the Holder a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if this Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which this Warrant shall not have been exercised. This Warrant may be exercised only for a whole number of shares of Common Stock.

1.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of this Warrant shall be validly issued, fully paid and non-assessable.

1.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

1.3.5 Forced Exercise.

(a) If, for any consecutive ten (10) trading day period during the Exercise Period, the Closing Sale Price of the Common Stock is equal to or greater than $0.85 (subject to any adjustment pursuant to Section 2) (the “Forced Exercise Triggering Event”), then the Company shall have the right, in its sole discretion and upon written notice given at any time within twenty (20) days of the initial occurrence of the Forced Exercise Triggering Event (the “Forced Exercise Notice”) delivered to the Holder, to force the Holder to cash exercise this Warrant with respect to the number of Warrant Shares that represents up to the lesser of (i) one-half (1/2) of the Warrant Shares originally subject to this Warrant (irrespective of any exercise of this Warrant but subject to any adjustment pursuant to Section 2), or (ii) the unexercised portion of this Warrant. For the avoidance of doubt, the Company’s right under this Section 1.3.5 shall irrevocably lapse if the Company does not deliver a Forced Exercise Notice within such twenty (20) day period.

(b) Within ten (10) business days following the delivery of the Forced Conversion Notice (the “Forced Conversion Payment Deadline”), the Holder shall make payment in accordance with Section 1.3.1 of this Warrant with respect to the Exercise Price for the number of Warrant Shares being exercised as set forth in the Forced Conversion Notice. If the Holder does not deliver the Exercise Price in full, as set forth in the Forced Conversion Notice, by the Forced Conversion Payment Deadline, then the Warrant shall no longer be exercisable with respect to the portion of the Warrant Shares set forth in such Forced Conversion Notice that were not exercised.

(c) “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Approved Market for such security, as reported by Bloomberg Financial Markets, or, if such Approved Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined by the board of directors of the Company (the “Board”) using its good faith judgment. The Board’s determination shall be binding upon all parties absent demonstrable error. “Approved Market” means any market operated by the OTC Markets Group (excluding the “pink sheets”), the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American.

2. Adjustments.

2.1 Stock Dividends.

2.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 2.6 below, the number of outstanding shares of Common Stock is increased by a stock capitalization or stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock and the Exercise Price shall be decreased so that the aggregate Exercise Price of this Warrant shall remain unchanged. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 2.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No shares of Common Stock shall be issued at less than their par value.

2.1.2 Extraordinary Dividends. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which this Warrant is convertible), other than (a) as described in subsection 2.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 2.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 2 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50.

2.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 2.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of the Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock and the Exercise Price shall be increase so that the aggregate Exercise Price of this Warrant shall remain unchanged.

2.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

2.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 2.1 or Section 2.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder would have received if such Holder had exercised this Warrant immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which this Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the Holder shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if the Holder had exercised this Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 2; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Holder properly exercises this Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Exercise Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of this Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 2 of this Warrant shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of this Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 2.1.1, then such adjustment shall be made pursuant to subsection 2.1.1 or Sections 2.2, 2.3 and this Section 2.4. The provisions of this Section 2.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

2.5 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of this Warrant, the Company shall give written notice thereof to the Holder, at the last address provided by the Holder to the Company, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2.1, 2.2, 2.3, or 2.4, the Company shall give written notice of the occurrence of such event to the Holder, at the last address provided by the Holder to the Company, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

2.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Company shall not issue fractional shares of Common Stock upon any exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 2, the Holder would be entitled, upon the exercise of this Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

2.7 Form of Warrant. This Warrant need not be changed because of any adjustment pursuant to this Section 2.

2.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 2 are strictly applicable, but which would require an adjustment to the terms of the Warrant in order to (i) avoid an adverse impact on the Warrant and (ii) effectuate the intent and purpose of this Section 2, then, in each such case, the Company shall appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by this Warrant is necessary to effectuate the intent and purpose of this Section 2 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of this Warrant in a manner that is consistent with any adjustment recommended in such opinion.

2.10 [Reserved].

3. [Reserved]

4. [Reserved].

5. Other Provisions Relating to Rights of Holder of This Warrant.

5.1 No Rights as Stockholder. This Warrant does not entitle the Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

5.2 Delivery of New Warrant. If this Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as the Company may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone. In addition, unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of any Warrant Shares pursuant to Section 1.3.2, deliver to the Holder a new Warrant evidencing the rights of the Holder the purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

5.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise this Warrant.

6. [Reserved].

7. Miscellaneous Provisions.

7.1 Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of their respective successors and assigns.

7.2 Notices. Any notice, statement or demand authorized by this Warrant to be given or made by any Holder to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed, as follows:

Bolt Projects Holdings, Inc.
2261 Market Street, Suite 5447
San Francisco, CA, 94114
Attention: Paul Slattery, General Counsel

Email: pslattery@boltthreads.com

With a copy in each case to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626
Attention: Drew Capurro

Email: Drew.Capurro@lw.com

7.3 Applicable Law. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be a non-exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection that such courts represent an inconvenient forum.

7.4 Persons Having Rights under this Warrant. Nothing in this Warrant shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Holder of this Warrant any right, remedy, or claim under or by reason of this Warrant or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

7.5 [Reserved].

7.6 [Reserved].

7.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

7.8 Amendments. Except as otherwise provided herein, this Warrant may be modified or amended, or the provisions hereof waived, only with the written consent of the Company and the Holder.

7.9 Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof.

7.10 Transferability. The Holder may not transfer this Warrant without the prior written consent of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first above written.

BOLT PROJECTS Holdings, Inc.

By:
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE

To: Bolt Projects Holdings, Inc.

(1)	The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)	Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(3) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: _____________________________________________________

Signature of Authorized Signatory of Investing Entity: _____________________________

Name of Authorized Signatory: ___________________________________________________

Title of Authorized Signatory: ____________________________________________________

Date: ________________________________________________________________________

Exhibit B

Exchange Procedures

NOTICE TO INVESTOR

These are the Exchange Procedures pursuant to the Exchange Agreement, dated February 14, 2025, by and between Golden Arrow Sponsor, LLC (the “Investor”) and Bolt Projects Holdings, Inc., a Delaware corporation (the “Company”) (the “Exchange Agreement”), for the settlement of the exchange by the Investor of 5,000,000 private placement warrants (the “Old Warrants”) to purchase an equal number of shares of the Company’s common stock, par value $0.0001 per share, (the “Common Stock”) for a warrant to purchase 5,000,000 shares of the Company’s Common Stock (the “New Warrant”), which is expected to occur on or about February 20, 2025. To ensure timely settlement for the New Warrant, please follow the instructions as set forth on the following page.

These instructions supersede any prior instructions you received. Your failure to comply with these instructions may delay your receipt of the New Warrant.

To deliver Old Warrants:

[●]

Closing: [_], 2025, after the Company receives your delivery instructions as set forth above, and subject to the satisfaction of the conditions to Closing as set forth in the Exchange Agreement, the Company will deliver the New Warrant in respect of the Old Warrants in accordance with the delivery instructions above.